Exhibit 99.1

Reed’s Inc. Announces Year-End 2012 Results

Los Angeles, California, March 21, 2013 -- Reed's, Inc. (NYSE MKT:REED - News)

Maker of the top-selling sodas in natural food stores nationwide today announced the financial results for its fiscal year ending December 31, 2012.

Financial Highlights for the Quarter:

•	Revenues increased 20% to $30 million in 2012, compared to 2011.
•	Gross profit increased 23% to $9.1 million in 2012.
•	Earnings before non-cash items and finance costs (modified EBITDA) increased to $1 million during 2012. (See EBITDA table at end of this release for further non-GAAP information).
•	Net loss for the 2012 fiscal year was $524,000 compared to a loss of $941,000 a year earlier.
•	Working capital at December 31, 2012 was $2.3 million, as compared to $2.7 million at December 31, 2011.

Operational Highlights:

•	Introduced our Culture Club Kombucha in July 2012 and increased distribution into a minimum of 800+ new retailers throughout the US and into select Whole Foods.
•	Volume of branded Reed's and Virgil's products shipped grew at a rate of 20% over last year
•	Expanded network of DSD distribution in numerous key regions increasing sales through this distribution channel by approximately 50%.
•	Expanded distributor sales by over 30% by parnering in marketing efforts and focusing on sales support for distributors.
•	Secured three new private label brand contracts with some of the largest retailers in the US

“2012 represents another solid year of growth here at Reed’s,” stated Chris Reed, Founder and CEO at Reed's Inc. "We have introduced an entirely new product line in our Culture Club Kombucha while we also expanded sales and distribution channels for our Reed’s Ginger Brew and Virgil’s branded products. Our EBITDA positive results have enabled us to fund our product rollouts and increased promotional spend without the requirement of additional equity or debt financing. We expect 2013 to be a great year.”

James Linesch, Chief Financial Officer stated, “Our strong business model is producing continually improving results in key areas. Our branded product revenues continue to increase at strong organic growth rates, while we also improved our gross margins. During 2012, our direct gross margin percentage, before promotional discounts, improved by an average of about 2%. Recurring general & administrative costs, before one-time costs, increased by less than 10% in 2012 while sales and gross profit contribution increased at over twice that rate, indicating improved economies of scale. Sales and marketing costs in 2012 were approximately 10% of net revenues, the same as in 2011. Our organizational structure is healthy and we have excellent brands that we are promoting in effective ways.

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Linesch continued, “Our fourth quarter losses were primarily due to continued production challenges on our kombucha, resulting in higher unallocated plant costs, and to lighter than expected private label revenues from one customer. We have addressed the production issues surrounding our kombucha in our current quarter and we anticipate increased margin contribution going forward. Our underlying business is stronger than ever, however, and we feel that we have laid the foundation for improved financial performance in 2013.”

The Company will conduct a conference call @ 4:15PM EDT on March 25th to discuss its 2012 fiscal year end results and outlook for the future. To participate in the call, please dial the following number 5 to 10 minutes prior to the scheduled call time (866) 578-1005. International callers should dial (713) 481-0091.

A replay will be available within a few days after the meeting in the investor relations section of the Company's website at: http://www.reedsinc.com/investors/.

About Reed's, Inc.

Reed's, Inc. makes the top-selling natural sodas in the natural foods industry sold in over 13,000 natural food markets and supermarkets nationwide. Its six award-winning non-alcoholic Ginger Brews are unique in the beverage industry, being brewed, not manufactured and using fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks. The Company owns the top-selling root beer line in natural foods, the Virgil's Root Beer product line, and a top-selling cola line in natural foods, the China Cola product line. In 2012, the Company launched Reed's Culture Club Kombucha line of organic live beverages. Other product lines include: Reed's Ginger Candies and Reed's Ginger Ice Creams. In 2009, Reed's started producing private label natural beverages for select national chains. Reed's products are sold through specialty gourmet and natural food stores, mainstream supermarket chains, retail stores and restaurants nationwide, and in Canada, as well as through private label relationships with major supermarket chains.

For more information about Reed's, please visit the Company's website at: http://www.reedsinc.com or call 800-99-REEDS.

Follow Reed's on Twitter at http://twitter.com/reedsgingerbrew

Reed's Facebook Fan Page at https://www.facebook.com/ReedsGingerBrew

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SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Reed's goals and strategies, contain "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words, such as "expects," "should," "believes," "anticipates" or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed's is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed's, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed's that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed's undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:

Investor Relations

Reed's, Inc.

(310) 217-9400 ext. 18

Email: ir@reedsinc.com

www.reedsinc.com

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REED’S, INC.
STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2012 and 2011

	2012	2011

Sales	$30,007,000	$25,013,000
Cost of tangible goods sold	18,943,000	15,847,000
Cost of goods sold – idle capacity	1,920,000	1,761,000
Gross profit	9,144,000	7,405,000

Operating expenses:
Delivery and handling expenses	2,634,000	2,307,000
Selling and marketing expense	3,145,000	2,470,000
General and administrative expense	3,229,000	2,878,000
Total operating expenses	9,008,000	7,655,000

Income (loss) from operations	136,000	(250,000)

Interest expense	(660,000)	(691,000)

Net loss	(524,000)	(941,000)

Preferred stock dividend	(45,000)	(65,000)

Net loss attributable to common stockholders	$(569,000)	$(1,006,000)

Loss per share attributable to common stockholders - basic and diluted	$(0.05)	$(0.09)
Weighted average number of shares outstanding - basic and diluted	11,361,053	10,785,719

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MODIFIED EBITDA SCHEDULE

	Year ended December 31,
	2012	2011
	(unaudited)	(unaudited)
Net loss	$(524,000)	$(941,000)

Modified EBITDA adjustments:
Depreciation and amortization	738,000	653,000
Interest expense	660,000	691,000
Stock option and warrant compensation	107,000	300,000
Other stock compensation for services and finance fees	23,000	131,000
Total EBITDA adjustments	1,528,000	1,775,000

Modified EBITDA income from operations	$1,004,000	$834,000

The Company defines modified EBITDA (a non-GAAP measurement) as net loss before interest, taxes, depreciation and amortization, and non-cash expense paid with company securities. Other companies may calculate modified EBITDA differently. Management believes that the presentation of modified EBITDA provides a measure of performance that approximates cash flow before interest expense, and is meaningful to investors.

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REED’S, INC.

BALANCE SHEETS

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$1,163,000	$713,000
Inventory	5,794,000	6,099,000
Trade accounts receivable, net of allowance for doubtful accounts and returns and discounts of $399,000 and $135,000, respectively	1,961,000	1,626,000
Prepaid inventory	201,000	168,000
Prepaid and other current assets	212,000	123,000
Total Current Assets	9,331,000	8,729,000

Property and equipment, net of accumulated depreciation of $2,351,000 and $1,739,000, respectively	3,422,000	3,512,000
Brand names	1,029,000	1,029,000
Deferred financing fees, net of amortization of $50,000 and $8,000, respectively	54,000	85,000
Total assets	$13,836,000	$13,355,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,368,000	$2,310,000
Accrued expenses	214,000	196,000
Dividends payable	74,000	83,000
Recycling fees payable	19,000	111,000
Line of credit	3,023,000	3,095,000
Current portion of long term financing obligation	90,000	71,000
Current portion of capital leases payable	69,000	56,000
Current portion of term loan	176,000	152,000
Total current liabilities	7,033,000	6,074,000

Long term financing obligation, less current portion, net of discount of $576,000 and $626,000, respectively	2,208,000	2,247,000
Capital leases payable, less current portion	98,000	153,000
Term loan, less current portion	399,000	576,000
Total Liabilities	9,738,000	9,050,000

Commitments and contingencies

Stockholders’ equity:
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 10,411 and 46,621 shares issued and outstanding, respectively	104,000	466,000
Series B Convertible Preferred stock, $10 par value, 500,000 shares authorized, 45,602 and 80,415 shares issued and outstanding, respectively	456,000	804,000
Common stock, $.0001 par value, 19,500,000 shares authorized, 12,084,673 and 10,885,883 shares issued and outstanding, respectively	1,000	1,000
Additional paid in capital	23,996,000	22,924,000
Accumulated deficit	(20,459,000)	(19,890,000)
Total stockholders’ equity	4,098,000	4,305,000
Total liabilities and stockholders’ equity	$13,836,000	$13,355,000

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